Exhibit 5

[WGL HOLDINGS, INC. LETTERHEAD]

December 9, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:    Registration Statement on Form S-3

As Vice President and General Counsel of WGL Holdings, Inc., I am familiar with the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to 2,931,437 shares of the common stock, no par value per share, of WGL Holdings, Inc. (the “Shares”) to be issued pursuant to the Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). I have examined such public records and corporate proceedings and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below. I do not express any opinion herein concerning any law other than the Virginia Stock Corporation Act (including the statutory provisions, all applicable provisions of the Virginia Constitution and the reported judicial decisions interpreting the foregoing), as in effect on the date hereof.

Based upon such examinations, I am of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly,

/s/ Leslie T. Thornton

Leslie T. Thornton

Vice President and

General Counsel